Exhibit 4.4

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

LONG TERM INCENTIVE PLAN

FORM OF

OPTION AWARD AGREEMENT

DIRTT Environmental Solutions Ltd. (the “Corporation”), has granted to the individual listed below (the “Participant”) an Award in the form of Options pursuant to the DIRTT Environmental Solutions Ltd. Long Term Incentive Plan (as amended and/or restated from time to time, the “Plan”). Each Option represents an option to acquire a common share of the Corporation (a “Share”), at the time, in the manner, and subject to the terms contained herein (which includes, for Participants who are U.S. Participants, the additional terms and conditions provided under Exhibit A hereto). By electronically accepting this Award Agreement through his or her Shareworks account with Morgan Stanley, the Participant is deemed to have accepted the terms and conditions of the Plan and this Award Agreement.

In the event of any conflict or inconsistency between the terms of the Plan and this Award Agreement, the terms of the Plan shall supersede and govern in all respects. Any capitalized terms not defined herein are defined in the Plan.

1.    Grant Terms.

Participant Name: [                                ]

The Participant is a (Participant to check one box): U.S. Participant  ☐ or Canadian Participant  ☐ or Both  ☐

Date of Grant: [                                ] (the “Date of Grant”)

Number of Options Granted: [                    ] Options (the “Options”)

Expiry Date: [                                ] (the “Expiry Date”)

[Not to extend beyond 10 years of Date of Grant. In the case of an Incentive Stock Option (or ISO) granted to a 10% shareholder of the Corporation, not to extend beyond five years from the Date of Grant.]

Exercise Price: $[                    ] (the “Exercise Price”)

[Except as provided in Section 8 of the Plan, not to be less than the Fair Market Value of a Share on the Date of Grant. In the case of an ISO granted to a 10% shareholder of the Corporation, the Exercise Price must be at least 110% of the Fair Market Value of a Share on the Date of Grant.]

2.    Designation of Options

The Options granted hereunder are intended to be (Corporation to check one box):

☐  Incentive Stock Options (ISOs) or

☐  Nonstatutory Options

3.    Vesting and Forfeiture.

a.    General Rule. Subject to the terms of the Plan and this Award Agreement, provided that the Participant has been continuously employed by the Corporation or its Affiliates from the Date of Grant through the applicable date below (each, a “Vesting Date”), the Options will vest as follows:

[                                     ]

b.    Effect of Termination of Employment on Vesting and Forfeiture. [                                             ]. Further, if the Participant’s service, consulting relationship, or employment with the Corporation, an Affiliate, or a successor entity is terminated for Cause, all Options, whether vested or unvested, will be forfeited in full as of the Termination Date, and the Participant will cease to have any right or entitlement to acquire Shares under those forfeited Options, or to any other compensation for such forfeited Options.

c.    Effect of Termination of Employment on Exercisability. Options may only be exercised prior to the Termination Date, except as follows:

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4.    Time and Method of Exercise.

a.    General. The Options may be exercised pursuant to this Section 4 at any time and from time to time from and including the applicable Vesting Date through to and including the Expiry Date. For greater certainty, no Option may be exercised unless such Option has vested in accordance with Section 3 of this Award Agreement and the Option shall in all events terminate at the close of business on the Expiry Date. In no event will the Participant be entitled to exercise the Options for a fraction of a Share.

b.    Standard Exercise. Subject to the Plan, to exercise Options to acquire Shares, the Participant must deliver to the Committee, prior to the Expiry Time, a written notice of the exercise of such Options, in the form set by the Committee from time to time, duly executed by the Participant, and a certified cheque or bank draft payable to the Corporation in an amount equal to the aggregate of the Exercise Price in respect of which such Options are being exercised, plus any Applicable Withholding Taxes which may be required by the Corporation to be paid as a condition to the exercise of such Options. Subject to the terms of the Plan, the Committee may decide to accept any of the following forms of payment for the Exercise Price: cash or cash equivalents, Shares (including previously owned Shares or through a cashless exercise, i.e., “net settlement”, a broker-assisted exercise, or other reduction of the amount of Shares otherwise issuable pursuant to the Option. In the case of a Canadian Participant, the Shares cannot be Shares acquired pursuant to the exercise of an Option in the preceding twenty-four (24) months), other Awards or awards granted under other plans of the Corporation or any Affiliate, other property, or any other legal consideration the Committee deems appropriate to be satisfied through different forms of payment, and will notify the Participant of the same.

c.    Issuance of Shares. Upon exercise of the Options as set forth in Section 4(b), the Corporation shall issue, or cause to the issued, the applicable number of Shares to the Participant. All Options granted to Canadian Participants shall be exercisable only for the issuance by the Corporation of authorized and previously unissued Shares from treasury.

5.    Acknowledgement. The Participant has received and reviewed a copy of the Plan and agrees to be bound by the terms and conditions of the Plan.

6.    Additional Provisions.

a.    Withholding. The Corporation or any Affiliate is authorized to take any actions, including deducting or withholding from Shares deliverable upon exercise of an Option or requiring a payment by the Participant as a condition to exercise, as may be necessary to ensure the Corporation and any Affiliate will be able to comply with any Applicable Withholding Taxes. The Committee shall determine, in its sole discretion, the form of payment acceptable to satisfy such tax withholding obligations. For additional information please see Section 9(j) of the Plan.

b.    Clawback. The Options are subject to any written clawback policies that the Corporation, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date of the Plan, including, but not limited to, any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Corporation determines should apply to Awards. Any such policy may subject the Options and amounts paid or realized, or Shares acquired, with respect to the Options to reduction, cancellation, forfeiture, or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Corporation’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

c.    No Shareholder Rights. The Options shall not entitle the Participant to exercise voting rights or any other rights attaching to the ownership of Shares or other securities of the Corporation, including, without limitation, entitlement to receive dividends or other distributions, or rights on liquidation. The Participant shall not have any such shareholder rights unless and until Shares are issued to the Participant pursuant to the exercise of Options.

d.    Additional Terms. The terms and conditions of this Award are governed by the Plan, and this Award is also subject to all interpretations, amendments, rules and regulations which may from time to time be adopted under the Plan.

e.    Entire Agreement. This Award Agreement and the Plan and the Exhibits and Schedules thereto constitute the entire agreement of the parties hereto with regard to the subject matter hereof. They supersede in their entirety all other prior undertakings, agreements, representations or understandings (whether oral or written and whether express or implied) of the Participant and the Corporation which relate to the subject matter hereof; provided, however, that in case of inconsistencies or ambiguities, the provisions of the Plan shall prevail over the provisions of this Award Agreement.

f.    Agreement Severable. If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person under any law deemed applicable by the Committee, that provision will be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Award Agreement, that provision will be stricken and the remainder of this Award Agreement will remain in full force and effect.

g.    Service Provider Relationship. The grant of the Options will not be construed as giving the Participant the right to be employed or serve as an officer, director, or consultant of the Corporation or any Affiliate. Further, the Corporation or an Affiliate may at any time dismiss the Participant from employment or from service as an officer, director, or consultant free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan.

h.    Governing Law. Except where foreign law is applicable, the validity, construction, and effect of the Plan, this Award Agreement, and any rules and regulations relating to the Plan and this Award Agreement will be determined in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable in Alberta.

i.    Electronic Delivery. The Corporation may deliver any documents (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) related to the Options granted under this Award Agreement by electronic means and may request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan and sign this Award Agreement through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation.

j.    Amendment, Suspension and Termination. This Award Agreement and the Plan may be amended or otherwise modified, suspended or terminated at any time or from time to time as provided in Sections 5 and 8 of the Plan, Section 8 of Schedule A to the Plan, and Exhibit A of this Award Agreement.

k.    Notices. Any notice or other communication to be given under or in connection with this Award Agreement or the Plan shall be given in writing and shall be deemed effectively given on receipt or, in the case of notices from the Corporation to the Participant, five days after deposit in the mail, postage prepaid, addressed to the Participant at the address on file with the Corporation or Employer or at such other address as the Participant may hereafter designate by notice to the Corporation.

l.    Transferability. No Option may be assigned, alienated, pledged, attached, sold, or otherwise transferred by a Participant other than by will, by the laws of descent, or by the designation of a Beneficiary by a Participant and any such purported assignment, alienation, pledge, attachment, sale, or other transfer or encumbrance will be void and unenforceable against the Corporation or any Affiliate.

m.    Successors and Assigns. The Corporation may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Corporation. Subject to the restrictions on transfer set forth in the Plan and in Section 6(m) of this Award Agreement, the provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and to the Participant, the Participant’s executors, administrators, heirs, successors, representatives and assignees.

n.    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

o.    Compliance with Securities Law. Notwithstanding any provision of this Award Agreement to the contrary, no exercise of the Option will be permitted and no Shares will be issued hereunder if such exercise or issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Shares are then listed. In addition, so long as the Corporation is subject to the Securities Act, no exercise of the Option will be permitted and no Shares will be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such exercise and issuance with respect to the Shares or (b) in the opinion of legal counsel to the Corporation, such Option exercise and Shares issuance are permitted in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Corporation to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Corporation’s legal counsel to be necessary for the lawful exercise of the Option and issuance of any Shares hereunder will relieve the Corporation of any liability in respect of the failure to permit such Option exercise and issue such Shares as to which such requisite authority has not been obtained. As a condition to any exercise of Options hereunder, the Corporation may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Corporation.

p.    Extension if Exercise Prevented by Law. Notwithstanding the other provisions of this Award Agreement, if the exercise of the Option within the applicable time periods set forth herein is prevented by the provisions of Section 6(p), the Option will remain exercisable until 30 days after the date you are notified by the Corporation that the Option is exercisable, but in any event no later than the Expiry Date. The Corporation makes no representation as to the tax consequences of any such delayed exercise. The Participant should consult with his or her own tax advisor as to the tax consequences of any such delayed exercise.

q.    Data Privacy Waiver. By accepting the grant of the Options, the Participant hereby agrees and consents to:

i.    the collection, use, processing and transfer by the Corporation and its Affiliates (collectively, the “Group”) of Data (as defined below);

ii.    any members of the Group transferring Data amongst themselves for the purposes of implementing, administering and managing the Plan;

iii.    the use of such Data by any such person for such purposes; and

iv.    the transfer to and retention of such Data by third parties in connection with such purposes.

For the purposes of this Section 6(r), “Data” means the Participant’s name, home address and telephone number, date of birth, other employee information, any tax or other identification number, details of all rights to acquire Shares granted to the Participant and of Shares issued or transferred to the Participant pursuant to the Plan.

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

By:
Name:
Title:

EXHIBIT A

ADDITIONAL PROVISIONS FOR

OPTION AWARD AGREEMENT

FOR U.S. PARTICIPANTS IN THE

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

LONG TERM INCENTIVE PLAN

The additional terms and conditions of this Exhibit A shall apply to the Award of Options for any Participant who is a U.S. Participant.

1.    ISOs Generally. Any ISO granted to an individual who owns Shares possessing more than 10% of the total combined voting power of all classes of Shares or its parent or any of its subsidiaries shall (i) have an Exercise Price equal to at least 110% of the Fair Market Value per Share on the Date of Grant and (ii) not be exercisable for a period for more than five years following the Date of Grant of the ISO. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. ISOs may only be granted to employees of the Corporation or employees of a “related corporation” as defined in Treasury Regulation Section 1.421-1(i)(2) (a “Related Corporation”). No term of the Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless notice has been provided to the Participant that such change will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Corporation’s stockholders. Notwithstanding the foregoing, to the extent that the aggregate Fair Market Value of Shares subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock options of the Corporation or a parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the Code, such excess shall be treated as Nonstatutory Options in accordance with the Code. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISO is granted. For the avoidance of doubt, ISOs shall not be transferable by the Participant other than by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by the Participant, in each case, unless otherwise specifically permitted by the Committee in compliance with Section 9(e) of the Plan and pursuant to Section 422 of the Code and the regulations issued thereunder. With respect to ISOs, if the Plan, the Award Agreement or this Exhibit A does not contain any provision required to be included in the Plan, the Award Agreement or this Exhibit A under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, that to the extent any Option that is intended to qualify as an ISO cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.

2.    Exercise Period following Termination Date for ISOs. [                                         ].

3.    Notice of Disqualifying Dispositions. If the Option is designated as an ISO in the Notice of Grant, the Participant must comply with the provisions of this Section 3. The Participant must notify the Chief Financial Officer of the Corporation if the Participant disposes of any of the Shares acquired pursuant to the Option within one year after the date the Participant exercises all or part of the Option or within two years after the Date of Grant no later than thirty (30) days following such disposition. Until such time as the Participant disposes of such Shares in a manner consistent with the provisions of this Section 3 and the Award Agreement, unless otherwise expressly authorized by the Corporation, the Participant must hold all

Shares acquired pursuant to the Option in the Participant’s name (and not in the name of any nominee) for the one-year period immediately after the exercise of the Option and the two-year period immediately after the Date of Grant. At any time during the one-year or two-year periods set forth above, the Corporation may place a legend on any certificate representing Shares acquired pursuant to the Option requesting the transfer agent for the Corporation’s Shares to notify the Corporation of any such transfers. The Participant’s obligation to notify the Corporation of any such transfer will continue notwithstanding that a legend has been placed on the certificate pursuant to the preceding sentence.

4.    Code Section 409A. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the limitations and requirements of Section 409A, and Awards will be operated and construed accordingly. Neither the Plan nor the Award Agreement contains any representation regarding the tax consequences of the grant, vesting, exercise, surrender or sale of the Options (or the Shares acquired following the exercise of such Options), and should not be interpreted as such. In no event shall the Corporation or Employer be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A. Notwithstanding any provision in the Plan or the Award Agreement to the contrary, in the event that a “specified employee” (as defined under Section 409A) becomes entitled to a payment under an Option that would be subject to additional taxes and interest under Section 409A if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (a) the date of the Participant’s death, or (b) the date that is six (6) months after the Participant’s “separation from service,” as defined under Section 409A (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date.    The applicable provisions of Section 409A are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith; provided, however, in the case of a U.S. Participant that is also a Canadian Participant, if the applicable provisions of Section 409A are contrary to the provisions of the Tax Act, the more restrictive body of law shall control.

5.    Termination Date. The Termination Date shall not occur until the date that the Participant experiences a “separation from service” within the meaning of Section 409A.

6.    Employment Relationship. Unless otherwise provided in a written employment agreement or by applicable law, the Participant’s employment or service relationship with the Employer shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Participant or the Employer for any reason whatsoever, with or without cause. Any question as to whether and when there has been a termination of the employment or service relationship, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

7.    Conformity to Applicable Law. The Participant acknowledges that the Plan, the Award Agreement and this Exhibit A are intended to conform to the extent necessary with all applicable laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Options granted, only in such a manner as to conform to Applicable Law. To the extent permitted by applicable law, the Plan, the Award Agreement and this Exhibit A shall be deemed amended to the extent necessary to conform to applicable law.

8.    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Award Agreement or this Exhibit A, if the Participant is subject to Section 16 of the Exchange Act, the Plan, the Options, and the Award Agreement and this Exhibit A shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable laws, the Award Agreement and this Exhibit A shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

9.    Additional Disclosure. Along with the Award Agreement, the Participant also received a copy of the Form S-8 prospectus summarizing the principal features of the Plan. The Participant should review the plan prospectus carefully so that he or she fully understands his or her rights and benefits under the Award and the limitations, restrictions and vesting provisions applicable to the Award.